024 Putnam OTC & Emerging Growth Fund attachment
7/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper shortterm trading activity. During the funds year ended July 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $73,864.

74U1 (000s omitted)

Class A	142,515
Class B	47,992
Class C	2,872

74U2 (000s omitted)

Class M	33,128
Class R	2
Class Y	14,294

74V1

Class A	6.36
Class B	5.67
Class C	6.11

74V2

Class M	5.97
Class R	6.35
Class Y	6.54